EXHIBIT 10.30

September 3, 2024

Sandeep Chalke

c/o Accuray Incorporated

1240 Deming Way

Madison, WI 53717-1954

Re: Letter Agreement for Interim CEO Role

Dear Sandeep,

Accuray Incorporated (the “Company”) is pleased to offer you this letter agreement (the “Letter”) memorializing certain terms and conditions relating to your continued employment with the Company as its interim Chief Executive Officer (“Interim CEO”), effective upon commencement of the leave of absence of the Company’s President and Chief Executive Officer Suzanne Winter on September 3, 2024 (the “Appointment Date”). This Letter revises certain provisions in that Executive Employment Agreement effective as of January 1, 2023, entered into between you and the Company (the “Employment Agreement”). The Employment Agreement remains in full force and effect, except as otherwise modified by this Letter. Capitalized terms that are not defined in this Letter will have the meaning given to them in the Employment Agreement.

1.
Interim Period. The Board has appointed you as Interim CEO beginning on the Appointment Date and ending on the earlier of (i) the date Ms. Winter returns from her leave of absence and resumes her role as the Company’s Chief Executive Officer, or (ii) such earlier time as determined by the Board in its discretion. The period that you serve as Interim CEO is referred to in this Letter as the “Interim Period.”
2.
Duties and Responsibilities. During the Interim Period as Interim CEO, you will report to the Board or its delegated committee and be responsible for: (i) developing and implementing strategies, goals, operating plans, policies and objectives for the Company; (ii) establishing the organizational structure for the Company and delegating authority to subordinates as necessary; (iii) representing the Company customers, government agencies, and, to the extent directed by the Board, the financial community and stockholders; (iv) directing and managing the day-to-day operations and affairs of the Company; (v) performing the duties and responsibilities customarily expected to be performed by the chief executive officer; and (vi) performing such other duties and functions as are reasonably required and/or as may be reasonably prescribed by the Board from time to time, including (but not limited to) unless and until determined otherwise by the Board, serving as principal executive officer of the Company.
3.
Salary and Target Bonus Opportunity. As of the Appointment Date, your annual base salary will be increased to $725,000. Additionally, as of the Appointment Date, your target bonus opportunity will be 100% of the base salary you earn during the fiscal year in your role as Interim CEO. For clarity, your target bonus opportunity for the portion of the Company’s current fiscal year prior to and following the Interim Period will be based on the target bonus opportunity and base salary applicable to you as the Company’s Chief Commercial Officer.

4857-0904-1115.3

4.
Severance. For clarity, if during the Interim Period you have a termination of employment that entitles you to the Severance Benefits or Enhanced Severance Benefits under your Employment Agreement, such Severance Benefits or Enhanced Severance Benefits, as applicable, will be calculated based on your base salary and target bonus as Senior Vice President, Chief Commercial Officer as in effect immediately prior to the Interim Period (or if there has been any reduction in such base salary that otherwise would constitute Good Reason, then the rate in effect prior to such reduction).
5.
Notices. During the Interim Period, reference to the Company’s General Counsel with respect to any notice to be provided to the Company in accordance with Section 11 of the Employment Agreement instead will mean the Board (c/o the Company’s Corporate Secretary).
6.
Completion of Interim Period. Upon completion of the Interim Period: (i) you will be deemed to have resigned from your role as Interim CEO (and any other role with the Company or any of its subsidiaries to which you were appointed while Interim CEO, as applicable) and agree to execute, at the Board’s request, any documents reasonably necessary to reflect such resignations, and you will transition to such roles with the Company as were held by you as of immediately prior to the Interim Period; (ii) the duties and responsibilities described in Section 2 no longer will apply and your duties and responsibilities will revert to those in effect immediately prior to the Interim Period; (iii) your annual base salary and target annual bonus opportunity will be adjusted to the levels in effect immediately prior to the Interim Period; and (iv) the modification to the notice requirement in Section 5 no longer will apply and any notices to the Company pursuant to Section 11 of the Employment Agreement thereafter shall be addressed to the attention of the Company’s General Counsel in accordance with the terms thereof. You agree that none of the terms described in this Letter will constitute or contribute in any way toward grounds for you to resign for Good Reason, including without limitation, in connection with the completion of the Interim Period, your reinstatement to the roles you held with the Company as of immediately prior to the Interim Period, or the reinstatement of your authority, duties and responsibilities, your base compensation or such other compensation and benefits specified in the Employment Agreement in each case to at least such levels in effect immediately prior to the Interim Period (as may be further modified in accordance with the Employment Agreement or by mutual written agreement between you and the Company).

Nothing in this Letter is intended to provide a guarantee of future employment or service with the Company (including, but not limited to, during the Interim Period), and your employment with the Company remains at-will. The terms of this Letter will be governed by California law, excluding laws relating to conflicts or choice of law. Any disputes as to the meaning, effect, performance, or validity of this Letter or arising out of, related to, or in any way connected with, this Letter will be in accordance with Sections 7 and 13 of the Employment Agreement.

[Signature page follows.]

To confirm the terms of your employment as Interim CEO as described in this Letter, please sign and date this Letter and return it to the Company.

Sincerely,

Accuray Incorporated

_/s/ Jesse Chew______________________

Jesse Chew

Chief Legal Officer

Accepted and agreed by:

_/s/ Sandeep Chalke___________________

Sandeep Chalke

Date: September 3, 2024_____________